FOR IMMEDIATE RELEASE

Media Contacts:
Alexis Dominguez
mediarelations@amerantbank.com

Investors:
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

AMERANT BANCORP ANNOUNCES THE APPOINTMENT OF TWO NEW BOARD MEMBERS

MIAMI, FL (January 22, 2025)— Amerant Bancorp Inc. (NYSE: AMTB) (“Amerant” or the “Company”) and its subsidiary, Amerant Bank, announced the appointment of Lisa Lutoff-Perlo and Odilon Almeida Júnior to its Board of Directors.

“I am pleased to welcome Lisa and Odilon to our Board of Directors. Both are well respected, locally based leaders with strong community ties and significant C-suite and public company board experience,” said Jerry Plush, Chairman and CEO of Amerant Bancorp. “The expertise, connections and strategic vision of these two exceptional individuals will play a key role in guiding Amerant towards continued growth and success.”

Lisa Lutoff-Perlo is a South Florida trailblazer in the global hospitality industry with nearly 40 years of leadership experience. Most recently, she served as the President & CEO of FIFA World Cup 2026TM Miami Host Committee until November 2024. Ms. Lutoff-Perlo spent 40 years in progressive leadership positions at the Royal Caribbean Group most recently as Vice Chairman of External Affairs, having previously served from 2014 until 2023 as President and CEO of Celebrity Cruises (2014–2023), one of Royal Caribbean Group’s multibillion-dollar subsidiaries. Ms. Lutoff-Perlo is currently a member of the Board of Directors of AutoNation (NYSE: AN) where she also serves on the Audit and Corporate Governance and Nominating Committees. She is also the Chair of the Board of Directors of the Hornblower Group.

Odilon Almeida Júnior is a global leader with more than a decade experience serving on boards of public and private companies. Currently, he works in private equity as the Managing Principal of AJ. Holdings Co. and as an Operating Partner at Advent. He is the former President, Chief Executive Officer and Board member of ACI Worldwide (NASDAQ: ACIW), and prior to that, during his 17-year tenure at The Western Union Company (NYSE: WU), he advanced through a series of general management roles of increasing responsibility. He last served as President of Western Union Global Money Transfer. In this role, he led Western Union’s $5 billion consumer business across more than 200 countries while expanding the company’s digital footprint to 90 Countries in only three years. Mr. Almeida is a member of the Board of Directors of NCR Atleos (NYSE: NATL) where he serves on the Audit and Nominating and Governance Committees.

For more information about Amerant Bank, visit amerantbank.com and follow on Facebook, Twitter, Instagram and LinkedIn @AmerantBank.

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About Amerant Bancorp Inc.
Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., and Amerant Mortgage, LLC. The Company provides individuals and businesses with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is headquartered in Florida and operates 19 banking centers – 18 in South Florida and 1 in Tampa, FL. For more information, visit www.investor.amerantbank.com.
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